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                                                                 EXHIBIT 3.07.1
                             CERTIFICATE OF INCORPORATION

                                          OF

                                THE DeVILBISS COMPANY

                               (A Delaware Corporation)


    FIRST:    NAME.  The name of the Corporation is The DeVilbiss Company.

    SECOND:   DELAWARE OFFICE AND REGISTERED AGENT.  The address of the
registered office of the Corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent 19901. The name of its registered agent for service of process at such address is The Prentice-Hall Corporation System, Inc.

    THIRD:    PURPOSE.  The nature of the business or purpose of the
Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
The Corporation shall possess end exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware, by any other law or by this Certificate, together with any powers incidental thereto as far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purposes of the Corporation.

    FOURTH:   CAPITAL STOCK.  The total number of shares of stock which the
Corporation shall have authority to issue is 3,000 shares of common stock, par value $.10 per share.

    FIFTH:    MANAGEMENT OF THE AFFAIRS OF THE CORPORATION. The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are inserted for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

    (1) The election of directors may be conducted in any manner the By-Laws provide, and need not be by written ballot.

    (2) The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, except to the extent that the By-Laws otherwise provide.

    SIXTH:    RESERVATION OF RIGHT TO AMEND.  The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the


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law of the State of Delaware, and all rights herein conferred upon stockholders, directors and officers are subject to this reserved power.

    SEVENTH: LIABILITY OF DIRECTORS. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

    EIGHTH:   INCORPORATOR.  The name and post office address of the sole incorporator are William A. Newman, Esq., 885 Third Avenue, New York, New York 10022-4802.

    I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 14th day of January, 1988.

                                            /s/ William A. Newman
                                            ---------------------------------
                                            William A. Newman, Incorporator


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